Exhibit 99.1

COINSTAR, INC. ANNOUNCES 2010 THIRD QUARTER RESULTS

Revenue Growth of 42% Drives 74% Growth in Earnings Per Share from Continuing Operations

Company Provides 2011 Full Year Guidance

BELLEVUE, Wash.—Oct. 28, 2010—Coinstar, Inc. (NASDAQ: CSTR) today announced financial results for the third quarter and nine months ended Sept. 30, 2010.

“Coinstar’s exceptional third quarter performance demonstrates the strength of our leading Coin and DVD businesses, and our ability to execute, drive operational efficiencies and deliver what our consumers want,” said Paul Davis, chief executive officer of Coinstar, Inc. “We are confident in our growth prospects and believe we are in a great position to continue creating value through our automated retail strategy.”

Third quarter financial highlights included:

• Revenue	$380.2	million
• Income from operations	$46.2	million
• Adjusted EBITDA from continuing operations (See Appendix A)	$80.5	million
• Diluted earnings per share from continuing operations	$0.66
• Diluted earnings per share attributable to Coinstar, Inc.	$0.60
• Net cash provided by operating activities from continuing operations	$65.0	million
• Free cash flow from continuing operations (See Appendix A)	$16.8	million

“Focus on our consumers, our partners and growing profitably continued to drive strong growth at the top and bottom line,” said J. Scott Di Valerio, chief financial officer of Coinstar, Inc. “Our solid financial and operating performance enables us to invest for the future and focus on returns for our shareholders. Looking to 2011, we are excited about the opportunities ahead across our businesses.”

Revenue for the third quarter of 2010 increased 42.0% to $380.2 million compared with the third quarter of 2009, driven primarily by growth in DVD revenue, which increased 54.2% to $305.5 million, and by Coin revenue which grew 7.3% to $74.7 million.

Income from operations for the third quarter of 2010 was $46.2 million, which resulted in an operating margin of 12.1%, including $1.4 million in share-based payments expense related to the company’s agreements with Sony Pictures Home Entertainment (Sony) and Paramount Home Entertainment Inc. This compares with income from operations of $28.7 million and an operating margin of 10.7% in the third quarter of 2009 that included $1.1 million in share-based payments expense related to the Sony agreement.

Income from continuing operations for the third quarter of 2010 was $21.4 million, or diluted earnings per share of $0.66, compared with $11.6 million, or $0.38, in the third quarter of 2009.

Coinstar recorded a loss from discontinued operations of $1.9 million, net of tax, or a loss of $0.06 per share, in the third quarter. Coinstar agreed to sell its Money Transfer business to Sigue Corporation in the third quarter and all prior periods have been adjusted to reflect discontinued operations.

Net income attributable to Coinstar, Inc. for the third quarter of 2010, which includes both continuing and discontinued operations, was $19.5 million, or diluted earnings per share of $0.60. This compares with $41.4 million, or diluted earnings per share of $1.34, in the third quarter of 2009, which included a pre-tax loss on disposal of $49.8 million and a one-time tax benefit of $82.2 million related to the sale of Coinstar’s entertainment services business.

Revenue for the first nine months of 2010 was $1,045.7 million, an increase of 42.4% compared with the first nine months of 2009. Income from operations for the first nine months of 2010 was $100.1 million, which resulted in an operating margin of 9.6%, compared with income from operations of $75.0 million and an operating margin of 10.2% in the first nine months of 2009. Net income attributable to Coinstar, Inc. for the first nine months of 2010 was $39.3 million, or $1.22 per diluted share. This compares with net income attributable to Coinstar, Inc. of $50.3 million, or $1.66 per share, in the first nine months of 2009, which included a deduction of $3.6 million attributable to non-controlling interests as well as the previously mentioned pre-tax loss on disposal of $49.8 million and one-time tax benefit of $82.2 million related to the sale of Coinstar’s entertainment services business that occurred in the third quarter of 2009.

Cash paid for capital expenditures for continuing operations for the third quarter of 2010 was $48.1 million, compared with $28.6 million in the third quarter of 2009, with the increase primarily due to increased investment in redbox® DVD kiosks as well as investment in infrastructure. Free cash flow from continuing operations for the third quarter of 2010 was $16.8 million, compared with negative $1.7 million in the third quarter of 2009.

During the third quarter, Coinstar repurchased 1.1 million shares of common stock for $49.2 million. The company also retired $75 million of the amount outstanding on its revolving credit facility and terminated the associated interest rate swap.

Guidance

For the 2010 full year, Coinstar management updated guidance and now expects:

•	Consolidated revenue between $1.460 billion and $1.485 billion;
•	EBITDA between $291 million and $297 million;
•	GAAP EPS from continuing operations between $2.14 and $2.20 on a fully diluted basis;
•	Free cash flow from continuing operations between $100 million and $110 million.

For the 2010 fourth quarter, Coinstar management expects:

•	Consolidated revenue between $415 million and $440 million;
•	EBITDA between $84 million and $90 million;
•	GAAP EPS from continuing operations between $0.79 and $0.85 on a fully diluted basis.

Coinstar management is providing an initial view of 2011 with the following guidance for the 2011 full year:

•	Consolidated revenue between $1.80 billion and $1.95 billion;
•	EBITDA between $350 million and $380 million;
•	GAAP EPS from continuing operations between $3.00 and $3.50 on a fully diluted basis;
•	Free cash flow from continuing operations between $175 million and $200 million.

Conference Call

Paul Davis and J. Scott Di Valerio will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to review the third quarter results and discuss guidance. The conference call will be webcast live and archived on the Investor Relations section of Coinstar’s website at www.coinstar.com. A recording of the call will be available approximately two hours after the call ends through Nov. 11, 2010, at 1-888-286-8010 or 1-617-801-6888, passcode 29816824.

About Coinstar, Inc.

Coinstar, Inc. (NASDAQ: CSTR) is a leading provider of automated retail solutions offering convenient services that make life easier for consumers and drive incremental traffic and revenue for retailers. The company’s core automated retail businesses include the well-known redbox® self-service DVD rental and Coinstar® self-service coin-counting brands. The company has approximately 28,500 DVD kiosks and 18,900 coin-counting kiosks in supermarkets, drug stores, mass merchants, financial institutions, convenience stores, and restaurants. For more information, visit www.coinstar.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, Inc., as well as from risks and uncertainties beyond Coinstar, Inc.’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, for home entertainment viewing, the effective management of our DVD inventory, the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar, Inc.’s expectations as of the date of this release. Coinstar, Inc. undertakes no obligation to update the information provided herein.

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(Financial Statements Follow)

Contacts:

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@coinstar.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@coinstar.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”). Non-GAAP measures are not a substitute for measures computed in accordance with GAAP. The definitions of such non-GAAP measures are provided below to allow the reader to reconcile non-GAAP data to that presented in accordance with GAAP. Our non-GAAP measures may be different from the presentation of financial information by other companies.

Adjusted EBITDA from continuing operations is defined as earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges including the write-off from early retirement of debt, goodwill impairment, and stock-based compensation and share-based expenses from continuing operations. We believe adjusted EBITDA from continuing operations is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness. In addition, management uses this non-GAAP measure internally to evaluate performance and manage operations. See below for reconciliation of the most comparable GAAP measure, income from continuing operations, to adjusted EBITDA from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2010	2009	2010	2009
Income from continuing operations	$21,399	$11,619	$43,479	$32,050
Depreciation, amortization, and other	31,382	22,975	95,674	65,300
Interest expense, net	8,693	9,354	27,032	24,431
Income taxes	15,969	6,706	29,364	17,435
Stock-based compensation and share-based expense	3,090	2,636	10,876	7,073
Early retirement of debt	0	1,082	0	1,082

Adjusted EBITDA from continuing operations	$80,533	$54,372	$206,425	$147,371

Free cash flow from continuing operations is defined as net cash provided by operating activities from continuing operations after cash paid for capital expenditures for continuing operations. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our common stock. See below for reconciliation of the most comparable GAAP measure, net cash provided by operating activities from continuing operations, to free cash flow from continuing operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2010	2009	2010	2009
Net cash provided by operating activities from continuing operations	$64,959	$26,933	$228,625	$68,992
Purchase of property and equipment	(48,135)	(28,646)	(132,474)	(101,922)

Free cash flow from continuing operations	$16,824	$(1,713)	$96,151	$(32,930)

Coinstar, Inc.

Consolidated Statements of Net Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$380,187	$267,725	$1,045,665	$734,322

Expenses:
Direct operating	255,449	184,483	722,204	502,884
Marketing	7,811	4,154	16,375	10,837
Research and development	1,699	1,360	4,928	3,916
General and administrative	37,655	26,004	101,053	76,368
Depreciation and other	30,626	22,047	93,054	62,616
Amortization of intangible assets	756	928	2,620	2,684
Litigation settlement	0	0	5,379	0

Total expenses	333,996	238,976	945,613	659,305

Income from operations	46,191	28,749	100,052	75,017

Other income (expense):
Foreign currency and other, net	(130)	12	(177)	(19)
Interest income	48	3	135	39
Interest expense	(8,741)	(9,357)	(27,167)	(24,470)
Early retirement of debt	0	(1,082)	0	(1,082)

	(8,823)	(10,424)	(27,209)	(25,532)

Income from continuing operations before income taxes	37,368	18,325	72,843	49,485

Income tax expense	(15,969)	(6,706)	(29,364)	(17,435)

Income from continuing operations	21,399	11,619	43,479	32,050
Income (loss) from discontinued operations, net of tax	(1,894)	29,744	(4,165)	21,861

Net income	19,505	41,363	39,314	53,911
Net income attributable to non-controlling interests	0	0	0	(3,627)

Net income attributable to Coinstar, Inc	$19,505	$41,363	$39,314	$50,284

Basic Earnings Per Share:
Basic earnings per share from continuing operations attributable to Coinstar, Inc.	$0.68	$0.38	$1.38	$0.96
Basic earnings (loss) per share from discontinued operations attributable to Coinstar, Inc.	(0.06)	0.98	(0.13)	0.73

Basic earnings per share attributable to Coinstar, Inc.	$0.62	$1.36	$1.25	$1.69

Diluted Earnings Per Share:
Diluted earnings per share from continuing operations attributable to Coinstar, Inc.	$0.66	$0.38	$1.35	$0.94
Diluted earnings (loss) per share from discontinued operations attributable to Coinstar, Inc.	(0.06)	0.96	(0.13)	0.72

Diluted earnings per share attributable to Coinstar, Inc.	$0.60	$1.34	$1.22	$1.66

Weighted Average Shares Outstanding:
Shares used in basic per share calculations	31,411	30,437	31,364	29,829
Shares used in diluted per share calculations	32,382	30,840	32,179	30,209

Coinstar, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$36,535	$19,386
Cash in machine or in transit	43,164	57,141
Cash being processed	67,023	69,330
Accounts receivable, net of allowances of $852 and $859	18,204	19,265
DVD library	94,910	95,531
Deferred income taxes	6,233	12,350
Prepaid expenses and other current assets	15,747	7,756
Assets of businesses held for sale	121,639	159,318

Total current assets	403,455	440,077

Property and equipment, net	436,595	386,433
Deferred income taxes	87,966	99,195
Other assets	12,858	14,358
Intangible assets, net	10,257	14,986
Goodwill	267,750	267,750

Total assets	$1,218,881	$1,222,799

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$110,855	$80,077
Accrued payable to retailers	88,469	92,585
Other accrued liabilities	113,655	80,024
Current portion of long-term debt	7,338	6,812
Current portion of capital lease obligations	19,230	26,322
Liabilities of businesses held for sale	82,525	88,950

Total current liabilities	422,072	374,770

Long-term debt and other	334,601	409,387
Capital lease obligations	11,755	26,234
Deferred tax liability	15	17

Total liabilities	768,443	810,408

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	0	0
Common stock, $0.001 par value - 60,000,000 and 45,000,000 authorized; 34,664,810 and 33,002,865 shares issued; 31,666,692 and 31,076,784 shares outstanding	453,070	406,333
Retained earnings	90,285	50,971
Treasury stock	(90,076)	(40,831)
Accumulated comprehensive loss	(2,841)	(4,082)

Total stockholders’ equity	450,438	412,391

Total liabilities and stockholders’ equity	$1,218,881	$1,222,799

Coinstar, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Operating Activities:
Net income	$19,505	$41,363	$39,314	$53,911
Adjustments to reconcile net income to net cash flows provided by operating activities from continuing operations:
Depreciation and other	30,626	22,047	93,054	62,616
Amortization of intangible assets and deferred financing fees	1,264	1,388	4,144	3,650
Stock-based employee compensation	1,700	1,545	6,664	5,982
Share-based payments for DVD agreement	1,390	1,091	4,212	1,091
Excess tax benefits on stock-based awards	(65)	125	(6,290)	0
Deferred income taxes	10,525	(1,004)	19,280	3,485
(Gain) loss from discontinued operations, net of tax	1,894	(29,744)	4,165	(21,861)
Loss on early retirement of debt	0	1,082	0	1,082
Non-cash interest on convertible debt	1,519	480	4,477	480
Other	134	(25)	364	401
Cash provided (used) by changes in operating assets and liabilities from continuing operations:	(3,533)	(11,415)	59,241	(41,845)

Net cash provided by operating activities from continuing operations	64,959	26,933	228,625	68,992

Investing Activities:
Purchase of property and equipment	(48,135)	(28,646)	(132,474)	(101,922)
Proceeds from sale of property and equipment	765	48	1,032	200
Cash paid for acquisition, net of cash acquired	0	(159)	0	(159)
Proceeds from sale of electronic payment services business	0	0	26,078	0

Net cash used by investing activities from continuing operations	(47,370)	(28,757)	(105,364)	(101,881)

Financing Activities:
Principal payments on capital lease obligations and other debt	(8,860)	(6,892)	(28,203)	(18,585)
Proceeds from capital lease financing	0	22,020	0	22,020
Net payments on credit facility	(75,000)	(108,000)	(75,000)	(35,000)
Pay-off of term loan	0	(87,500)	0	0
Issuance of convertible debt, net of underwriting discounts and commissions of $6,000	0	194,000	0	194,000
Financing costs associated with revolving line of credit and convertible debt	0	(750)	0	(3,984)
Cash used to purchase remaining non-controlling interests in Redbox	0	(11,514)	0	(113,867)
Excess tax benefits related to stock-based awards	65	(125)	6,290	0
Shares repurchased	(49,245)	0	(49,245)	0
Proceeds from exercise of stock options	709	8,629	27,959	10,889

Net cash provided (used) by financing activities from continuing operations	(132,331)	9,868	(118,199)	55,473

Effect of exchange rate changes on cash	899	121	48	2,950

Increase (decrease) in cash and cash equivalents, cash in machine or in transit, and cash being processed from continuing operations	(113,843)	8,165	5,110	25,534

Cash flows from discontinued operations:
Operating cash flows	28,455	(8,706)	8,054	(23,551)
Investing cash flows	(25,023)	4,707	(12,133)	(678)
Financing cash flows	0	(697)	(166)	(2,519)

	3,432	(4,696)	(4,245)	(26,748)

Increase (decrease) in cash and cash equivalents, cash in machine or in transit, and cash being processed	(110,411)	3,469	865	(1,214)
Cash and cash equivalents, cash in machine or in transit, and cash being processed:
Beginning of period	257,133	135,817	145,857	140,500

End of period	$146,722	$139,286	$146,722	$139,286

Coinstar, Inc.

Business Segment Information

(in thousands)

(unaudited)

At June 30, 2010, we reflected both the E-payment and Money Transfer businesses as discontinued operations for all periods presented. As a result, our business segments are now DVD services and Coin services. The operating costs related to continuing corporate activities have been reallocated to these two segments.

As a complement to our Consolidated Statements of Net Income, we are providing the following information related to our business segments:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Revenue:
DVD services	$305,470	$198,085	$840,528	$541,707
Coin services	74,717	69,640	205,137	192,615

Consolidated revenue	$380,187	$267,725	$1,045,665	$734,322

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Operating income before depreciation/amortization and stock-based compensation/share-based payments:
DVD services	$53,677	$27,441	$137,152	$72,447
Coin services	26,986	26,919	69,450	74,943

Subtotal	80,663	54,360	206,602	147,390

Depreciation, amortization and other
DVD services	(24,006)	(15,541)	(70,083)	(43,448)
Coin services	(7,376)	(7,434)	(25,591)	(21,852)

Subtotal	(31,382)	(22,975)	(95,674)	(65,300)

Income from operations
DVD services	29,671	11,900	67,069	28,999
Coin services	19,610	19,485	43,859	53,091

Subtotal	49,281	31,385	110,928	82,090

Stock-based compensation and share-based payments	(3,090)	(2,636)	(10,876)	(7,073)

Total Income from operations	$46,191	$28,749	$100,052	$75,017